Exhibit 10.1

December 27, 2017

VIA HAND DELIVERY

Mahesh Sundaram

Re:	Terms of Separation

Dear	Mahesh:

This letter confirms the agreement (“Agreement”) between you and Immersion (the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.

1. Separation Date: December 7, 2017 was your last day of employment with the Company (the “Separation Date”).

2. Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on December 7, 2017, we provided you a final paycheck in the gross amount of $13,390.31 for all wages, salary, bonuses, commissions, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Separation Date. Please promptly submit the requisite reimbursement documentation with respect to any outstanding business expenses that you have incurred on behalf of the Company, and the Company will process and reimburse any such outstanding expenses in accordance with its policies. By signing below, you acknowledge that the Company does not owe you any other amounts.

3. Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue below and your other promises herein, and subject to the terms and conditions of Section 2 of your Amended and Restated Retention and Ownership Change Event Agreement with the Company dated March 8, 2017 (the “Retention Agreement,” Exhibit A hereto), the Company agrees to provide you with the following:

a. Severance: The Company agrees to pay you, following the Effective Date (as defined below) of this Agreement and in accordance with the payment timing terms of Section 2(a) of the Retention Agreement, a lump sum payment in the gross amount of $174,074.03, less applicable state and federal payroll deductions, which constitutes six (6) months of your final base salary.

b. COBRA: Subject to the terms and conditions of Section 2(b) of the Retention Agreement, upon your timely election to continue your existing health benefits under COBRA and commencing on the sixtieth (60th) day following the Separation Date, payment of premiums (including reimbursement of any such premiums paid during such sixty (60) day

Mahesh Sundaram

period), and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue you and your dependents’ existing health benefits until the earlier of: (i) six (6) months following the Separation Date, or (ii) the date on which you first became eligible to obtain other group health insurance coverage. You will remain responsible for, and must continue to pay, co-payments, etc. that you would have paid had your employment continued. Notwithstanding the immediately foregoing sentence, if you are eligible for, and the Company determines, in its sole discretion, that it cannot pay, the COBRA premiums without a substantial risk of violating applicable law (including Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the period you remain eligible for the benefit under the immediately foregoing sentence. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation.

4. Return of Company Property: You hereby warrant to the Company that you conducted a diligent and reasonable search and you believe you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control. If you subsequently discover such property or data of the Company in your possession, you agree that you will immediately destroy such property and data.

5. Confidential Information: You hereby acknowledge that you are bound by the attached Proprietary Information and Inventions Agreement (Exhibit B hereto) and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. Subject to paragraph 4, you further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof. The Company also confirms that for purposes of paragraph 17 of Exhibit B, regarding non-solicitation of employees, the Company will not consider you to have violated such provision if an employee first approaches you about potential employment with any future employers.

6. Equity: You currently beneficially own the following securities of the Company:

a. Restricted Stock Units: Restricted Stock Units covering an aggregate of 107,500 shares of the Company’s Common Stock, issued under the Company’s 2011 Equity Incentive Plan (the “Restricted Stock Unit Agreements”), whereby as of the Separation Date, 52,500 shares of which have vested in full and 55,000 shares of which remain unvested (the “Unvested RSUs”). After the Separation Date, all of the Unvested RSUs shall be immediately cancelled.

Mahesh Sundaram

b. Stock Options: Options to purchase an aggregate of 235,000 shares of the Company’s Common Stock (the “Options”) pursuant to your Stock Option Agreements with the Company regarding stock options issued under the Company’s 2011 Equity Incentive Plan (collectively referred to as the “Stock Option Agreements”) as follows: (A) on November 14, 2014 covering 200,000 shares, 154,166 of which are vested; (B) on March 1, 2016 covering 35,000 shares, 15,312 of which are vested. As of the Separation Date, the Options have vested as to 169,478 shares (the “Vested Shares”) and remain unvested as to 65,522 shares (the “Unvested Shares”), all of which are unexercised. Your rights concerning the Options will continue to be governed by the Stock Option Agreements. Per the Stock Option Agreements, you will have three (3) months following the Separation Date to exercise the Vested Shares. After this date, you will no longer have a right to exercise the Options as to any shares.

c. The Stock Agreement, the Restricted Stock Agreement and the Stock Option Agreements are collectively referred to as the “Equity Agreements.” The Equity Agreements are hereby amended consistent with this Agreement.

7. Mutual General Release and Waiver of Claims:

a. The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under the Retention Agreement, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

b. In exchange for the consideration received herein, to the fullest extent permitted by law, the Company, its parent, subsidiaries and affiliates, hereby release and waive any claims they may have against you, whether known or not known, including without limitation, claims for breach of any obligations to the Company, including but not limited to claims for breach of fiduciary duty and/or breach of any contractual or common law duty to the Company; provided that such release shall not apply to (i) any fraud committed by you against the Company or its subsidiaries, (ii) any material misappropriation of the trade secrets or other intellectual property of the Company or its subsidiaries, or (iii) any material breach of your Employee Inventions and Proprietary Rights Assignment Agreement with the Company.

Mahesh Sundaram

c.	By signing below, you and the Company expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

d. You and the Company do not intend to release claims: (i) that you may not release as a matter of law. including but not limited to claims for indemnity under California Labor Code section 2802; (ii) for potential additional severance and COBRA payments pursuant to Section 2 of the Retention Agreement in the event of a Section 409A Change in Control Event occurring on or before the ninety (90th) day following the Separation Date and otherwise pursuant to the terms and conditions of Section 2 of the Retention Agreement; (iii) pursuant to your Indemnity Agreement dated May 26, 2015, or (iv) for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

8. Mutual Covenant Not to Sue:

a. To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you or the Company pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you or the Company may now have, have ever had, or may in the future have against each other, which is based in whole or in part on any matter covered by this Agreement.

b. Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

9. Protected Rights: You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

Mahesh Sundaram

10. Mutual Nondisparagement: You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. The Company agrees that its current officers and directors, for so long as they serve as an officer or director of the Company, will not disparage you with any written or oral statement. Nothing in this paragraph shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process.

11. Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in Santa Clara County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

12. Confidentiality: The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

13. No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

14. Complete and Voluntary Agreement: This Agreement, together with Exhibits A and B and the Equity Agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

Mahesh Sundaram

15. Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

16. Modification; Counterparts: Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original.

17. Section 409A: Section 6 of the Retention Agreement is hereby incorporated in full in this Agreement by reference.

18. Review of Separation Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement (the “Review Period”) and, by signing below, affirm that you were advised to consult with an attorney prior to signing this agreement. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the separation compensation to be provided to you pursuant to Section 3 will be provided only at the end of that seven (7) day revocation period.

19. Effective Date; Expiration Date: This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you (the “Effective Date”). This offer of separation benefits will automatically expire if not accepted by you by the end of the Review Period.

Mahesh Sundaram

20. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

Immersion Corporation

By:	/s/ Carl Schlachte
Carl Schlachte
Interim CEO

READ. UNDERSTOOD AND AGREED

	Date:	Dec 27, 2017
Mahesh Sundaram